EXHIBIT 99.1

FOR IMMEDIATE RELEASE

American Science and Engineering, Inc. Receives Orders Totaling $7.2. Million
from the U.S. Government for nine Z® Backscatter Vans

The Z Backscatter Vans will be equipped with Radioactive Threat Detection

BILLERICA, Mass. – January 19, 2005 – American Science and Engineering, Inc. (NASDAQ: ASEI) (AS&E®), a leader in X-ray detection technology, announced today the receipt of orders totaling $7.2 million from the U.S Government for nine Z® Backscatter Van™ (ZBV) X-ray screening systems.  The Z Backscatter Vans will be equipped with AS&E’s Radioactive Threat Detection (RTD) technology to detect nuclear devices and dirty bombs hidden in vehicles or containers. The systems will be configured for remote and harsh environment operation and to function in “Portal Mode,” which allows operators to inspect passing vehicles from a stationary position. The order includes installation, operator training and parts and warranty.

“The Z Backscatter Van, with its highly advanced combination of technologies, is proving itself in the field,” said Anthony Fabiano, President and CEO. “The ZBV’s ability to scan for explosive and radioactive threats in cargo and vehicles — in real time — makes it a vital asset for U.S. Government counter-terrorism missions. With the addition of harsh environment and portal mode options, these systems are demonstrating their effectiveness in challenging applications, including force protection and urban surveillance. The system’s positive performance has resulted in numerous orders — 54 systems to date — from this highly valued client.”

A breakthrough in X-ray detection technology, AS&E’s Z Backscatter Van is a low-cost, highly mobile screening system built into a commercially available delivery van. The ZBV allows for immediate deployment in response to security threats, and its high throughput capability facilitates rapid inspections. The system’s unique “drive-by” capability allows one or two operators to conduct X-ray imaging while the ZBV drives past suspect vehicles and objects.  For personnel safety in dangerous environments, a remote console is available for operating the system in stationary mode from a distance of up to 500 meters. The ZBV is also capable of identifying low levels of radioactivity from both gamma rays and neutrons with optional RTD technology.

About AS&E®

American Science and Engineering, Inc. develops and manufactures state-of-the-art X-ray inspection systems for homeland security and other critical defense applications. AS&E continues to innovate, create and develop new products by investing in new ideas through research and development, and evolving its technology to meet the needs of an ever-changing world. AS&E’s patented Z Backscatter technology detects plastic explosives, illegal drugs, and other contraband, even when artfully concealed in complex backgrounds by terrorists and smugglers. AS&E’s Shaped EnergyTM X-ray inspection systems combine the material discrimination features of Z Backscatter imaging with the penetration capability of high-energy X-rays for dense cargoes, without the problems caused by excessive radiation. For more information on AS&E products and technologies, please visit http://www.as-e.com.

For more information:

Laura Berman
American Science and Engineering, Inc.	(978) 262-8700

Safe Harbor Statement. The foregoing press release contains statements concerning AS&E’s financial performance, markets and business operations that may be considered ``forward-looking’’ under applicable securities laws. AS&E wishes to caution readers of this press release that actual results might differ materially from those projected in any forward-looking statements. Factors which might cause actual results to differ materially from those projected in the forward-looking statements contained herein include the following: significant reductions or delays in procurements of the Company’s systems by the United States and other governments; disruption in the supply of any source component incorporated into AS&E’s products; litigation seeking to restrict the use of intellectual property used by the Company; potential product liability claims against the Company; global political trends and events which affect public perception of the threat presented by drugs, explosives and other contraband; global economic developments and the ability of governments and private organizations to fund purchases of the Company’s products to address such threats; and the potential insufficiency of Company resources, including human resources, capital, plant and equipment and management systems, to accommodate any future growth, and future delays in federal funding. These and certain other factors which might cause actual results to differ materially from those projected are detailed from time to time in AS&E’s periodic reports and registration statements filed with the Securities and Exchange Commission, which important factors are incorporated herein by reference. AS&E undertakes no obligation to update forward looking statements to reflect changed assumptions, the occurrence of unanticipated events, or changes in future operating results, financial condition or business over time.